Exhibit 99.1

2009 Annual Meeting of Stockholders

Date:    October 13, 2009
Time:   10:00 am Central Time
Place:   Corporate Office - 2901 Butterfield Road Oak Brook, Illinois 60523

The Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) Proxy Statement was filed with the U.S. Securities and Exchange Commission on July 24, 2009 and may be accessed at www.inlandwestern.com.

Over the next few days, a proxy statement and customized proxy card will be mailed to stockholders of record as of July 17, 2009. Stockholders are being asked to vote on the election of nine directors, all of which are standing for re-election.

It is important that all stockholders vote. Please contact your clients and encourage them to promptly do so. A stockholder may submit a vote via any of the following methods:

•      Vote on-line at www.proxyvoting.com/INWEST (Control Number from proxy card is required)

•      Call 800.868.5614 (Control Number from the proxy card is required)

•      Mail the completed proxy card in the provided postage-paid envelope

Inland Western has retained Morrow & Co., LLC (“Morrow”) as an independent proxy solicitor. During the next few weeks, Morrow will be calling stockholders, regardless of the number of shares that are held, to ensure that Inland Western receives the required votes to hold the annual meeting. If a stockholder requires assistance with voting or misplaces his or her control number, the stockholder should contact Morrow at 800.573.4804.

We appreciate your assistance and thank you for your continued support of Inland Western. If you have any questions, please contact Inland Western Investor Relations at 800.541.7661 or your regional sales team:

East	888.820.3974
Central	800.323.6122
North	866.833.5255
West	866.624.2603

www.inlandwestern.com

For Broker Dealer Use Only. Dissemination to prospective investors prohibited. This is neither an offer to sell nor a solicitation of an offer to buy any security, which can be made only by a prospectus which has been filed or registered with appropriate state and federal regulatory agencies and sold only by broker dealers authorized to do so.

The Inland name and logo are registered trademarks being used under license.

This material has been distributed by Inland Securities Corporation. Inland Securities Corporation is a member of FINRA and SIPC.